Exhibit 99.1

News Release

Westmoreland Adopts Tax Benefits Preservation Plan;
Plan Protects Substantial, Valuable Tax Assets

Englewood, CO – Sep. 5, 2017 – Westmoreland Coal Company (Nasdaq:WLB) announced today that its Board of Directors has adopted a stockholder rights plan (the “Rights Plan”) designed to protect Westmoreland’s ability to use its valuable net operating loss (“NOL”) carryforwards and certain other valuable tax attributes. The plan, similar to those adopted by other public companies, diminishes the risk that the Company's existing NOL carryforwards and other tax attributes become limited under Section 382 of the Internal Revenue Code (“IRC”) for use to reduce potential future federal income tax obligations.

As of December 31, 2016, Westmoreland had a U.S. federal NOL carryforward of $581 million, together with certain other tax attributes. Westmoreland’s ability to utilize these tax assets would be substantially limited if an ownership change as defined under IRC Section 382 occurs. In general, an ownership change will occur when the percentage of Westmoreland’s ownership by one or more 5-percent stockholders as defined under IRC Section 382 has increased by more than 50 percentage points at any time during the prior three years. The purpose of the Rights Plan is to deter an ownership change from occurring under these technical rules, which will protect Westmoreland’s ability to utilize its valuable NOLs and other tax attributes.

Under the Rights Plan, Westmoreland stockholders of record as of the close of business on September 18, 2017 will receive one preferred share purchase right for each share of common stock outstanding. Pursuant to the Rights Plan, if a stockholder (or group) acquires beneficial ownership of 4.75% or more of the outstanding shares of Westmoreland’s common stock without prior approval of the Board of Directors or without meeting certain customary exceptions, the rights would become exercisable and entitle stockholders (other than the acquiring stockholder or group) to purchase additional shares of Westmoreland at a significant discount and result in significant dilution in the economic interest and voting power of the acquiring stockholder or group. Alternatively, the Board of Directors may, at its election, cause each right to be exchanged for additional shares of Westmoreland without payment of any purchase price, which would also cause significant dilution in the economic interest and voting power of the acquiring stockholder or group. Existing stockholders who currently beneficially own 4.75% or more of the outstanding shares of common stock will cause this dilutive event to occur only if they acquire additional shares. The Board has discretion to exempt certain transactions from the provisions of the Rights Plan.
The Westmoreland Board of Directors determined that the Rights Plan was warranted and in the best interest of all stockholders due to the substantial size of the NOLs and other tax attributes, the importance of their potential tax benefits, and the risk of losing such potential tax benefits if Westmoreland experiences an ownership change as defined by IRC Section 382. While current stockholders are not required to take any action in connection with the adoption of the Rights Plan, Westmoreland will submit the continuation of the Rights Plan to a stockholder vote at the 2018 Annual Meeting of Stockholders. The failure to obtain stockholder approval will result in the termination of the Rights Plan in 2018. If stockholders approve the Rights Plan, it will continue in effect until September 5, 2020, unless terminated earlier. In addition, the Board of Directors may terminate the Rights Plan if it determines that the tax attributes have been exhausted, that the Rights Plan is no longer in Westmoreland’s best interest or if other events occur as described in the Rights Plan that will be filed with the Securities and Exchange Commission. The issuance of the rights is not a taxable event and will not affect Westmoreland’s reported financial conditions or results of operations.
The Rights Plan is not meant to be an anti-takeover measure, and the Westmoreland Board of Directors has established a procedure to consider requests to exempt acquisition of Westmoreland common stock from the Rights Plan if it determines that doing so would not limit or impair the availability of the tax attributes.

Westmoreland will file additional information about the terms and conditions of the Rights Plan with the Securities and Exchange Commission.
BMO Capital is acting as financial advisor and Kirkland & Ellis LLP is acting as legal counsel to Westmoreland.

About Westmoreland
Westmoreland Coal Company is the oldest independent coal company in the United States. Westmoreland’s coal operations include surface coal mines in the United States and Canada, underground coal mines in Ohio and New Mexico, a char production facility, and a 50% interest in an activated carbon plant. Westmoreland also owns the general partner of and a majority interest in Westmoreland Resource Partners, LP, a publicly-traded coal master limited partnership (NYSE:WMLP). For more information, visit www.westmoreland.com.
Forward Looking Statements

Westmoreland claims the protection of the safe-harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the expected benefits of the transaction. These and other forward-looking statements regarding Westmoreland’s business outlook are based on Westmoreland’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. Westmoreland cautions you against relying on any of these forward-looking statements. They are statements neither of historical fact nor guarantees or assurances of future performance. Possible events or factors that could cause actual results or performance to differ materially from those anticipated in our forward-looking statements include, but are not limited to the following:

•	the difficulty of determining all of the facts relevant to IRC Section 382;

•	unreported buying and selling activity by securityholders;

•	unanticipated interpretations of the IRC and related regulations;

•
the adoption of the Rights Plan may not prevent one or more securityholders of Westmoreland from, notwithstanding the dilution to such securityholder’s interests under the Rights Plan, engaging in buying and selling activity that may have an adverse impact on Westmoreland’s tax attributes; and

•	those factors under “Risk Factors” in Item 1A of Part I of Westmoreland’s Annual Report on Form 10-K for the year ended Dec. 31, 2016, and in subsequent filings with the SEC at www.sec.gov.
For further information please contact

Gary Kohn
Chief Financial Officer
1-720-354-4467
gkohn@westmoreland.com